Exhibit 10.28
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to Employment Agreement (this “Amendment”) is executed as of October 5, 2021, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and David J. Henshall (the “Executive”).
WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated as of July 10, 2017 and amended by the First Amendment to Employment Agreement dated as of March 3, 2021 (the “Employment Agreement”);
WHEREAS, the Company and the Executive desire to enter into this Amendment, effective October 1, 2021 (the “Effective Date”), to foster a smooth and effective change in leadership at the Company; and
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.
    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, which the parties agree constitute good and valuable consideration, the parties hereto agree as follows:

1.Section 1(b) of the Employment Agreement (entitled “Position and Duties”) is hereby deleted in its entirety and replaced with the following:
(b)    Position and Duties. Commencing effective on October 1, 2021 (the “Amendment Effective Date”), the Executive shall transition from serving as President and Chief Executive Officer of the Company to serving as Advisor to the Company’s Chief Executive Officer (“CEO”). The Executive shall resign as a member of the Board of Directors of the Company (the “Board”), also effective as of the Amendment Effective Date. The Executive shall execute any documents that he is reasonably requested to execute for the purpose of confirming the foregoing transition and resignation. As Advisor to the CEO, the Executive shall render advice as requested by the CEO. The Executive shall devote his full working time and efforts to the business and affairs of the Company; provided that he shall not be obligated to and shall not undertake to perform responsibilities for the Company except as requested by the CEO.
2.Section 1(c) of the Employment Agreement is hereby amended to add a new sentence at the end thereof to read as follows: “Notwithstanding the foregoing, from and after the Amendment Effective Date, the Executive shall not be required to report to any particular location of employment, but shall make himself reasonably available on “as needed” basis as may be reasonably requested by the CEO.”
3.Section 1(d) of the Employment Agreement is hereby amended to add a new sentence at the end thereof to read as follows: “Notwithstanding the foregoing, from and after the Amendment Effective Date, the Executive shall not be subject to the Company’s stock ownership guidelines, but shall otherwise remain subject to its securities compliance policies to the extent applicable to him.”
4. Section 2(a) of the Employment Agreement (entitled “Base Salary”) is hereby deleted in its entirety and replaced with the following:
(a)    Base Salary. The Executive’s annual base salary rate as of the date immediately preceding the Amendment Effective Date is $1,000,000 (the “Previous Base

Salary”). Beginning effective as of the Amendment Effective Date, the Executive’s annual base salary rate is $100,000 (the “New Base Salary”).
5.Section 2(b) of the Employment Agreement (entitled “Incentive Compensation”) is hereby deleted and replaced with the following: “Except as otherwise provided in the following sentence, Executive shall not be entitled to any cash incentive compensation for periods after the Amendment Effective Date. For the 2021 performance year, the Executive shall be entitled to a cash incentive payment based upon actual achievement of the performance targets in effect for such performance year as approved by the Compensation Committee of the Board and prorated for the portion of the performance year completed as of the Amendment Effective Date. Such cash incentive payment, if earned, will be paid to the Executive on the date that cash incentive payments are made generally to other senior executives of the Company. The Executive shall not be required to remain in employment with the Company through the end of the performance year in order to be entitled to such cash incentive payment.”
6.Section 2(d) of the Employment Agreement (entitled “Equity Compensation”) is modified by replacing “For each calendar year during the Term beginning in 2018,…” with “For the calendar years of 2018 through 2021,….”
7.Section 2(g) of the Employment Agreement (entitled “Vacations”) is modified by inserting the following immediately after the first sentence of Section 2(g) stating the following:
“Notwithstanding anything to the contrary in the foregoing, the Executive’s accrual of paid vacation time shall cease effective upon the Amendment Effective Date. From and after the Amendment Effective Date, after exhausting all previously accrued vacation time, the Executive may take paid time off in the reasonable exercise of his discretion without accruing any paid time off rights, subject to maintaining reasonable availability to the CEO.”
8.Clause (ii) of Section 4(e) of the Employment Agreement (entitled “Termination by the Executive”) is hereby deleted in its entirety and replaced by the following:
(ii)    a reduction in the Previous Base Salary or the Target Variable Cash Compensation as in effect immediately before the Amendment Effective Date; or
9.Clause (2) of the last paragraph of Section 4(e) of the Employment Agreement is hereby amended to delete the 60-day notice requirement following the first occurrence of Good Reason which occurs prior to a Change in Control (as such term is defined in the Employment Agreement), such that notice by the Executive at any time after such first occurrence will be deemed sufficient notice by the Executive.
10.The fact that the Executive has agreed to this Amendment shall not be considered to affect the Executive’s right to invoke the “Good Reason Process” pursuant to Section 4(e) of the Employment Agreement (entitled “Termination by the Executive”) based on either the modifications of the Executive’s position and duties pursuant to Section 1(b) of the Employment Agreement or the reductions in his compensation pursuant to Section 2 of the Employment Agreement.
11.Section 5(a) of the Employment Agreement (entitled “Termination Generally”) is modified by deleting the term “Base Salary” and replacing it with “New Base Salary.”
12.Clause (i) of Section 5(b) of the Employment Agreement (entitled “Termination by the Company Without Cause or by the Executive with Good Reason”) is deleted in its entirety and replaced with the following:

(i)    the Company shall pay the Executive an amount equal to two times the sum of (A) the Previous Base Salary plus (B) 150 percent of the Previous Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement entered into between the Executive and the Company on April 15, 2003 (the “Non-Solicitation Agreement”) and such breach is not cured by the Executive within 30 days following receipt of notice from the Company, all payments of the Severance Amount shall immediately cease; and
13.Clause (ii) of Section 5(b) of the Employment Agreement is deleted in its entirety and replaced with the following:
(ii)    (A) all time-based equity awards (including any awards originally subject to performance vesting conditions that remain subject to time-based vesting after satisfaction of such performance conditions) held by the Executive in which the Executive would have vested solely if he had remained employed beyond the Date of Termination until the date 24 months following the Amendment Effective Date shall vest and become exercisable or nonforfeitable and (B) all performance-based equity awards held by the Executive in which the Executive would have vested had he remained employed through the end of the performance period in respect of each such award shall become vested as of the end of such performance period(s) based on the Company’s actual performance through the end of such performance period(s) but such amount shall be further prorated based on the number of days elapsed in the applicable performance period prior to the Amendment Effective Date over the total number of days contained in the applicable performance period, notwithstanding any different proration terms (or the absence of any proration terms) in the such performance-based equity awards; and
14.Clause (ii) of Section 5(c) of the Employment Agreement (entitled “Benefits upon Death/Disability”) is deleted in its entirety and replaced by the following:
(ii)    (A) all time-based equity awards (including any awards originally subject to performance vesting conditions that remain subject to time-based vesting after satisfaction of such performance conditions) held by the Executive in which the Executive would have vested solely if he had remained employed beyond the Date of Termination until the date 24 months following the Amendment Effective Date shall vest and become exercisable or nonforfeitable and (B) all performance-based equity awards held by the Executive in which the Executive would have vested had he remained employed through the end of the performance period in respect of each such award shall become vested as of the end of such performance period(s) based on the Company’s actual performance through the end of such performance period(s) but such amount shall be further prorated based on the number of days elapsed in the applicable performance period prior to the Amendment Effective Date over the total number of days contained in the applicable performance period, notwithstanding any different proration terms (or the absence of any proration terms) in the such performance-based equity awards; and
15.Section 5 of the Employment Agreement is further amended by inserting a new Section 5(d) immediately following Section 5(c) as follows:
(d)    If, on the Date of Termination, the Executive is then currently enrolled for financial management services with Ayco, or a similar financial management service provider previously approved by the Company, the Company shall provide continued financial management services at the then current level of benefit being provided by Ayco or such other previously-approved financial management service provider for a period of 18 months following the Date of Termination.

16.Clause (i) of Section 6(b) of the Employment Agreement (entitled “Change in Control Benefits”) is deleted in its entirety and replaced with the following:
(i)    the Company shall pay the Executive a lump sum in cash in an amount equal to 300% of the sum of (A) the Previous Base Salary (or the Executive’s base salary in effect immediately prior to the Change in Control, if higher) plus (B) 150 percent of the Previous Base Salary; and
17.Section 6(b) of the Employment Agreement is further amended by inserting the following immediately after clause (iii) and renumbering the current clause (i) as clause (v):
(iv)    if, on the Date of Termination, the Executive is then currently enrolled for financial management services with Ayco, or a similar financial management service provider previously approved by the Company, the Company shall provide continued financial management services at the then current level of benefit being provided by Ayco or such other previously-approved financial management service provider for a period of 18 months following the Date of Termination; and
18.Section 8(b) of the Employment Agreement (entitled “Litigation and Regulatory Cooperation”) is modified by (a) replacing “the Executive’s annual Base Salary as of the date of the Executive’s separation from employment” with “the Previous Base Salary” and (b) replacing “the Executive’s Target Variable Cash Compensation” with “150 percent of the Previous Base Salary.”
19.The first unnumbered paragraph of Exhibit II of the Employment Agreement (entitled “Separation Agreement and Release”) is modified by inserting the following immediately after “July 10, 2017”: “and amended by the First Amendment to Employment Agreement dated as of March 3, 2021 and by the Second Amendment to Employment Agreement dated as of October 5, 2021.”
20.Section 3 (entitled “Litigation and Regulatory Cooperation”) of Exhibit II of the Employment Agreement is modified by (a) replacing “my annual base salary as of my separation from employment” with “the Previous Base Salary as defined in Section 2(a) of the Employment Agreement” and (b) replacing “my ‘Target Variable Cash Compensation’, each as defined in the Employment Agreement,…” with “150 percent of the Previous Base Salary,….”
21.The Company shall promptly reimburse the Executive for, or pay directly, the legal fees incurred by the Executive in connection with the review, drafting and negotiation of this Amendment in an amount not to exceed $7,500, subject to the Executive providing the Company with a copy of the written invoice evidencing such fees.
22.The validity, interpretation, construction and performance of this Amendment and the Employment Agreement, as amended herein, shall be governed by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.
23.This Amendment may be executed in two counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CITRIX SYSTEMS, INC.
By:    /s/ Antonio Gomes
Name: Antonio G. Gomes
Title:    Executive Vice President & Chief Legal Officer
         EXECUTIVE

/s/ David Henshall
David J. Henshall

[Signature Page to Second Amendment to Employment Agreement]